Exhibit 99.1

March 1, 2022
To:    All Executive Officers and Directors of SPX FLOW
Re:    Blackout Period – Stock Trading Restrictions

As you know, SPX FLOW has entered into an agreement to be acquired by an affiliate of Lone Star Funds (the “Transaction”). The Transaction is expected to be completed in the first half of 2022, subject to regulatory clearance, shareholder approval and other customary closing conditions (the actual date of the closing of the Transaction is referred to as the “Closing Date” in this notice).
This notice informs you that, during a Blackout Period (as defined below) relating to the Transaction that will affect certain participants in the SPX FLOW Retirement Savings Plan (the “Plan”), directors and executive officers will be prohibited from trading in Company Securities (as defined below), whether or not they participate in the Plan.
The Transaction, if completed, will impact the SPX FLOW Stock Fund in the Plan (the “Stock Fund”). The Stock Fund is a unitized stock fund under the Plan that consists primarily of shares of SPX FLOW common stock (the “Plan Shares”). During the Blackout Period, Participants will temporarily be unable to conduct certain transactions with respect to their Plan account balances, including requesting any loan, partial withdrawal, or final distribution from the Plan. After the completion of the Transaction and as soon as administratively feasible after the receipt of the resulting cash proceeds from the Plan Shares, anticipated to occur on or within one to three business days after the Closing Date, each participant’s account balance in the SPX FLOW Stock Fund will be transferred and allocated to other Plan investment options in accordance with such participant’s existing investment elections (the actual date of allocation referred to as the "Reallocation Date").
Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, during the Blackout Period, you generally may not enter into any transaction with respect to shares of SPX FLOW common stock (including any derivative securities such as stock options) (“Company Securities”), whether or not you participate in the Plan. Specifically, during the Blackout Period, you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Company Securities, including exercising stock options, if you acquired such SPX FLOW shares or equity awards in connection with your services as a director or executive officer of SPX FLOW (subject to certain narrow exceptions). This trading restriction includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations or trusts in which you have a pecuniary interest).
The Blackout Period is currently expected to begin as of market close (generally 4 p.m. Eastern time) on the second business day immediately preceding the Closing Date and to end on the Reallocation Date (defined above) (such period, referred to as the “Blackout Period”). The Blackout Period could begin as early as the last week of March. We will notify you in advance if the expected end of the Blackout Period changes, unless it is not practicable to provide such advance notice.
There are limited exemptions to the foregoing restrictions, including: bona fide gifts and transactions involving Company Securities that you are able to demonstrate were not acquired in connection with your service or employment as a director or executive officer and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the Blackout Period and you were unaware of the actual or approximate beginning or ending dates of the Blackout Period at the time of the transaction. Proposed transactions should be discussed with Peter J. Ryan, Chief People Officer & General Counsel (Email: peter.ryan@spxflow.com, Ph: 704-752-7431), before you or your family members take any action concerning Company Securities during this period.
Questions regarding this notice or the Blackout Period (including questions regarding whether the Blackout Period has begun or ended) may be directed to Peter J. Ryan (Email: peter.ryan@spxflow.com, Ph: 704-752-7431). You may also address any questions by mail to:
SPX FLOW
c/o Peter J. Ryan
13320 Ballantyne Corporate Place
Charlotte, NC 28277
If this notice has been delivered to you by electronic means, you have the right to receive a paper version of this notice at no charge. You may request a paper version of this notice by contacting Peter J. Ryan as indicated above.